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                                                                 EXHIBIT 99.1(a)


          NDCHealth ANNOUNCES FOURTH QUARTER AND FISCAL 2001 RESULTS

     ATLANTA, July 19, 2001 --- NDCHealth (National Data Corporation, NYSE:
NDC) announced today financial results for its fourth quarter and fiscal year ended May 31, 2001. For the quarter, on a normalized basis, revenue increased to $92.0 million compared to prior year revenue of $75.2 million. Net income of $9.5 million and diluted earnings per share of $0.27 compare to net income of $6.9 million and diluted earnings per share of $0.21 last year. The normalized results exclude divested businesses, discontinued operations and eliminate certain one-time and non-recurring items to display results from ongoing operations.

     For the fiscal year ended May 31, 2001, on a normalized basis, annual revenue was $344.0 million compared to $289.3 million in 2000. Net income of $33.6 million and diluted earnings per share of $0.98 compare to $30.0 million and $0.87, respectively, for the prior year.

     GAAP reporting reflects actions undertaken to restructure the health business, including the spin off of Global Payments Inc. and divestiture of non-strategic businesses including PHSS. In the fourth quarter of 2001, GAAP reported results included a non-recurring loss recorded for the company's investment in Medscape, Inc., an Internet provider of health information. The loss of $7.0 million, or $0.12 per share, is due to the requirement to mark to market investments and the decline in market value of Medscape. On a GAAP basis, diluted earnings per share for the fourth quarter was $0.15 compared to a loss of $0.94 in the prior year. For the fiscal year, diluted earnings per share on a GAAP basis was $1.07 compared to a loss of $1.21 in the prior year.

     NDCHealth continues to be a strong generator of cash. For the year, net cash flow from operations was $68.1 million and normalized EBITDA was $95.2 million.

     The Financial Accounting Standards Board (FASB) has approved the final statement (SFAS 142) on "Goodwill and other Intangible Assets". Based on the company's preliminary interpretation of the statement, certain expenses related to goodwill amortization would not be recorded in future periods, resulting in an increase to
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earnings per share due to this accounting change. The company expects to implement the new standard beginning in the first quarter of fiscal 2002 ending August 31, 2001, and estimates that it will add approximately $0.20 annually to earnings per share.

     In commenting on the results for fiscal 2001, chief executive officer Walter Hoff said, "We have concluded a significant transitional year. We completed the spin off of Global Payments Inc. to our shareholders and finalized the restructuring activities associated with our health business. We have emerged as a stronger, more streamlined company.

     "Our total annual revenue from ongoing operations grew by 19%, as compared to the prior year, boosted by strong growth in Network Services and Systems. Our Information Management business continued to show double digit revenue growth during the quarter.

     "We are enthusiastic about our opportunities for market expansion and productivity improvements in fiscal 2002. We estimate that annual revenue will be approximately $375 to $385 million, assuming that the transaction we announced with MedUnite in June closes during the first quarter. Our bottom line results should be favorably impacted by operating margin expansion as well as the accounting change required by FASB for treatment of goodwill amortization. We estimate that diluted earnings per share for fiscal 2002, excluding the impact of the accounting change, will be in the range of $1.10 to $1.14. We expect our reported range of diluted earnings per share will be $1.30 to $1.34, after the accounting change is implemented in the first quarter.

     "We have a loyal customer base representing multiple segments in the healthcare industry. Our employees have deep vertical expertise to serve our customers and distribute our products and services. Coupled with a strong financial position and seasoned management team, NDCHealth remains well positioned for the future."

     NDCHealth is a leading provider of health information services that add value to pharmacy, hospital, physician, pharmaceutical and payer businesses.

This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, the ability to consummate and integrate acquisitions, the expected benefits and
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prospects for the alliance between the Company and MedUnite, and other risks detailed in the Company's SEC filings, including the most recent Form 10-K. Notes that reconcile the presentation of the normalized results included herein to GAAP results are filed with the SEC in the Company's most recent Form 8-K. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

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